Exhibit 99

            Dillard's, Inc. Reports December Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 4, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended December 30, 2006 were $1,226,150,000 compared to sales for the five weeks ended December 31, 2005 of $1,270,324,000. Total sales declined 3% for the five-week period. Sales in comparable stores declined 5% for the five-week period.

    Sales for the 48 weeks ended December 30, 2006 were $7,022,172,000 compared to sales for the 48 weeks ended December 31, 2005 of $7,053,255,000. Total sales were unchanged on a percentage basis for the 48-week period. Sales in comparable stores declined 1% for the 48-week period.

    During the five weeks ended December 30, 2006, sales in the Western region were above the average company performance for the period. Sales were slightly above trend in the Central region and below trend in the Eastern region.

    During the five weeks ended December 30, 2006, sales in the lingerie and accessories and furniture categories significantly exceeded the average company performance for the period. Sales of children's and juniors' apparel were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations